Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-263813 and No. 333-287516) on Form S-8 of our reports dated March 6, 2026, with respect to the consolidated financial statements of EVgo Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
March 6, 2026